As filed with the Securities and Exchange Commission on November 7, 2022.

Registration No. 333-258223

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ironSource Ltd.

(Exact Name of Registrant as Specified in its Charter)

State of Israel	7374	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ironSource Ltd.

121 Menachem Begin Street

Tel Aviv 6701203, Israel

+972-747990001

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Tel: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Joshua G. Kiernan Marc D. Jaffe Michael J. Rosenberg Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710-1000	Dan Shamgar Talya Gerstler Jonathan M. Nathan Elad Ziv Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100	Dalia Litay ironSource Ltd. 121 Menachem Begin Street Tel Aviv 6701203, Israel Tel: +972 (74) 799-0001	Nora Go Unity Software Inc. 30 3rd Street San Francisco, CA, 94103 (415) 539-3162	David P. Slotkin Emily K. Beers Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, D.C. 20037 Tel: (202) 887-1500

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 3 to Form F-1 (Registration No. 333-258223) is being filed to deregister all of the securities that remain unsold under the Registration Statement as of the date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This filing constitutes a Post-Effective Amendment to the Registration Statement on Form F-1 (File No. 333-258223), which was initially declared effective on August 10, 2021. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

Deregistration of Securities

This Post-Effective Amendment No. 3 relates to the Registration Statement on Form F-1 (File No. 333-258223) (the “Registration Statement”) of ironSource Ltd., a company organized under the laws of the State of Israel (the “Registrant”), originally filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”), on July 28, 2021 and declared effective by the SEC on August 10, 2021, as amended by Post-Effective Amendment No. 1 filed by the Registrant with the SEC on September 29, 2021 and declared effective by the SEC on October 4, 2021 and further amended by Post-Effective Amendment No. 2 filed by the Registrant with the SEC on March 30, 2022 and declared effective by the SEC on April 11, 2022. Pursuant to the Registration Statement, the Registrant registered for resale by the selling securityholders named therein up to 72,661,102 of the Registrant’s Class A ordinary shares, no par value per share (the “Class A ordinary shares”).

Pursuant to the Agreement and Plan of Merger, dated as of July 13, 2022, by and among the Registrant, Unity Software Inc. (“Unity”) and Ursa Aroma Merger Subsidiary Ltd., a direct wholly owned subsidiary of Unity (“Merger Sub”), on November 7, 2022, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company in the Merger and a wholly owned subsidiary of Unity (the “Merger”) and each outstanding Class A ordinary share was converted into the right to receive 0.1089 of a share of common stock, par value $0.000005 per share, of Unity (“Common Stock”), rounded up or down to the nearest whole share for any fractional shares of Common Stock resulting from the calculation.

In connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Act”), including the Registration Statement. Pursuant to Item 512(a)(3) of Regulation S-K, and in accordance with the Registrant’s undertaking in Part II, Item 9(3) of the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 3 to Form F-1 to remove from registration all of the Class A ordinary shares remaining unsold under the Registration Statement and to terminate the effectiveness of the Registration Statement as of the date this Post-Effective Amendment No. 3 is declared effective by the SEC. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Class A ordinary shares.

SIGNATURES

Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 3 to Form F-1 and has duly caused this Post-Effective Amendment No. 3 to Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on this 7th day of November, 2022.

IRONSOURCE LTD.

By:	/s/ Tomer Bar-Zeev
Name:	Tomer Bar-Zeev
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Act.